Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Estimate of Certain Results

for Second Quarter Ended June 30, 2019 in connection with Refinancing Discussions

MECHANICSBURG, PENNSYLVANIA — July 18, 2019 — As previously disclosed, Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) is currently in discussions with its lenders regarding a proposed refinancing of certain of its outstanding indebtedness. In connection with such discussions, Select Medical today announced an estimate of certain results for its second quarter ended June 30, 2019 in advance of the announcement of actual results, which is expected to occur after market close on August 1, 2019.

Select Medical expects its net operating revenue for the second quarter of 2019 to be in the range of $1.360 billion to $1.362 billion. Select Medical expects earnings excluding interest, income taxes, depreciation and amortization, stock compensation expense, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries, or Adjusted EBITDA, for the second quarter of 2019 to be in the range of $185.5 million to $187.0 million.  The above expectations regarding Select Medical’s results for the second quarter of 2019 are management estimates and projections based on currently available information, and are subject to change upon completion of Select Medical’s financial statement closing process.

The Company is not providing a reconciliation of estimated Adjusted EBITDA to Net Income for the second quarter of 2019. At this point in its financial statement closing process, the Company is unable to estimate, without unreasonable efforts, certain individual items required to reconcile estimated Adjusted EBITDA with the most directly comparable GAAP financial measure (Net Income). These items include income tax expense and equity in earnings of unconsolidated subsidiaries.

Conference Call

As previously announced, Select Medical will host a conference call regarding its second quarter results, as well as its business outlook, on Friday, August 2, 2019, at 9:00am ET. The domestic dial in number for the call is 1-866-440-2669. The international dial in number is 1-409-220-9844. The conference ID for the call is 5489707. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 12:00pm ET, August 9, 2019. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The conference ID for the replay will be 5489707. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals (previously referred to as long term acute care hospitals), rehabilitation hospitals (previously referred to as inpatient rehabilitation facilities), outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities.   Our reportable segments include the critical illness recovery hospital segment, rehabilitation hospital segment, outpatient rehabilitation segment, and Concentra segment. As of March 31, 2019, Select Medical operated 97 critical illness recovery hospitals in 28 states, 27 rehabilitation hospitals in 11 states, and 1,684 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 525 occupational health centers in 41 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At March 31, 2019, Select Medical had operations in 47 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

*   *   *   *   *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

• changes in government reimbursement for our services and/or new payment policies may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

• the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

• the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

• a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

• acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

• our plans and expectations related to our acquisitions, including the acquisition of U.S. HealthWorks by Concentra, and our ability to realize anticipated synergies;

• private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

• the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

• shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

• competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

• the loss of key members of our management team could significantly disrupt our operations;

• the effect of claims asserted against us could subject us to substantial uninsured liabilities;

• a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

• other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10- Q and of the annual report on Form 10-K for the year ended December 31, 2018.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation